  Exhibit 99.1

RUMBLEON ASSESSING TORNADO DAMAGE IN NASHVILLE

The Company has safely accounted for all employees.

DALLAS--(BUSINESS WIRE)—RumbleOn, Inc. (NASDAQ: RMBL), the-ecommerce company using innovative technology to simplify how dealers and consumers buy, sell, trade or finance pre-owned vehicles, today announced that it is in the process of assessing the damage sustained to its facilities and inventory in the greater Nashville, Tennessee area due to the tornadoes that struck the area on Tuesday, March 3rd. Marshall Chesrown, RumbleOn's Chief Executive Officer, and Peter Levy, its Chief Operating Officer, were onsite first thing Tuesday morning to implement the Company's assessment and recovery plan.

“The well-being of our people and our community is our primary concern and we are thankful for the safety of our employees and their families,” said Mr. Chesrown. “We will provide an update on our recovery plan once we’ve completed our assessment of damages sustained to our facilities and inventory,” continued Mr. Chesrown.

RumbleOn maintains insurance coverage for damage to its facilities and inventory, as well as business interruption insurance.  The Company is in the process of reviewing these coverages with its insurance carriers.

About RumbleOn

RumbleOn (NASDAQ: RMBL) is an e-commerce company that uses innovative technology to simplify how dealers and customers buy, sell, trade, or finance pre-owned vehicles through RumbleOn’s 100% online marketplace. Leveraging its capital-light network of 17 regional partnerships and innovative technological solutions, RumbleOn is disrupting the old-school pre-owned vehicle supply chain by providing users with the most efficient, timely and transparent transaction experience. For more information, please visit http://www.rumbleon.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” as that term is defined under the Private Securities Litigation Reform Act of 1995 (PSLRA), which statements may be identified by words such as “expects,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning. Readers are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the date of this press release and are advised to consider the factors listed under the heading “Forward-Looking Statements” and “Risk Factors” in the Company’s SEC filings, as may be updated and amended from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Relations:
The Blueshirt Group
Whitney Kukulka
investors@rumbleon.com